Exhibit (a)(1)(A)

APPLE HOSPITALITY REIT, INC.

Offer to Purchase for Cash
Up to $200,000,000 of its Common Shares
at a Purchase Price of Not Greater Than $21.00
Nor Less Than $19.00 Per Common Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, AT THE END OF THE DAY, NEW YORK CITY TIME, ON JUNE 22, 2015, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH TIME AND DATE, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

Apple Hospitality REIT, Inc., a Virginia corporation (the “Company”), is offering to purchase for cash up to $200,000,000 in aggregate Purchase Price (as defined below) of the Company’s common shares, no par value (“Shares”), at a price per Share specified by the tendering shareholders of not greater than $21.00 nor less than $19.00 per Share, net to the seller in cash less the withholding of any applicable taxes and without interest, on the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) and the Important Instructions and Information (“Important Instructions and Information”) included with this Offer to Purchase, which collectively constitute the “Offer”.

On May 18, 2015, our Shares were listed on the New York Stock Exchange (the “NYSE”) and began trading under the symbol “APLE”. Immediately after the Shares were listed on the NYSE, there were approximately 186.12 million of our Shares issued and outstanding. Because May 18, 2015 is the first day on which the Shares traded on the NYSE, we cannot provide a market price for the Shares. Tendering shareholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares on the NYSE and any future distributions. The trading price of our Shares on the NYSE may be higher or lower than the Purchase Price (as defined below). Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.

Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 12:00 midnight, at the end of the day, New York City Time, on June 22, 2015 (such time and date, as may be extended, the “Expiration Time”). You may tender all, a portion or none of your Shares. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and the shares will be returned to you and any Shares tendered by book-entry transfer with The Depository Trust Company (“DTC”) will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense. We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering shareholder. We have not provided for and will not accept Shares tendered via guaranteed delivery.

Shareholders whose Shares are registered in their name desiring to tender all or any portion of their Shares for purchase must complete and sign a Letter of Transmittal and deliver it to the Company in the manner set forth in Section 2—Procedures for Tendering Shares of this Offer to Purchase. Shareholders who wish to tender Shares that are held in a brokerage account or otherwise through David Lerner Associates, Inc. (“DLA”) or another Custodian (as defined below), must contact their Custodian and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender such Shares. Shareholders not interested in tendering any of their Shares need not take any action.

Upon the terms and subject to the conditions of the Offer, as promptly as practicable after the Expiration Time, we will determine the purchase price for tendered Shares, which will be the lowest price per Share (in increments of $0.50), which will not exceed $21.00 or be less than $19.00 per Share that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn, having an aggregate Purchase Price not exceeding $200,000,000 (or such lesser number if less than $200,000,000 in aggregate Purchase Price of Shares are properly tendered and not properly withdrawn in the Offer) (the “Purchase Price”).

All Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer will be purchased at the same Purchase Price, even Shares tendered at a lower price. Because of the “odd lot” priority and proration provisions described in this Offer to Purchase, less than all of the Shares tendered at or below the Purchase Price may be purchased if more than $200,000,000 in aggregate Purchase Price of Shares are properly tendered at or below the Purchase Price and not properly withdrawn.

At the maximum price of $21.00 per Share, we could purchase approximately 9,523,809 Shares if the Offer is fully subscribed, which would represent approximately 5.12% of the issued and outstanding Shares immediately after the Shares were listed on the NYSE after giving effect to the reverse share-split (as defined below). As previously disclosed, on February 23, 2015, we filed an amendment to our amended articles of incorporation providing for a 50% reverse share-split of our Shares immediately prior to, but subject to the effectiveness of, the initial listing of our Shares on a national securities exchange (referred to herein as the “reverse share-split”). At the minimum price of $19.00 per Share, we could purchase approximately 10,526,315 Shares if the Offer is fully subscribed, which would represent approximately 5.66% of the issued and outstanding Shares immediately after the Shares were listed on the NYSE after giving effect to the reverse share-split.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time.

Subject to complying with applicable law and the rules and regulations of the Securities and Exchange Commission (“SEC”), we reserve the right, in our sole discretion, to change the Purchase Price or the range used to determine the Purchase Price and to increase or decrease the total dollar amount of Shares sought in the Offer. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $78 million.

Subject to applicable law and the rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the aggregate value of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Time, and (d) upon the occurrence of any of the conditions specified in Section 6—Conditions of the Offer prior to the Expiration Time, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to shareholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Expiration Time of the Offer, such extension will be followed by a press release or other public announcement, which will be issued no later than 9:00 A.M., New York City Time, on the next business day after the previously scheduled Expiration Time, in accordance with Rule 14e-1(d) under the Exchange Act.

This Offer is not conditioned upon the receipt of financing or a minimum number of Shares being properly tendered and not properly withdrawn. The Offer is, however, subject to a number of conditions. See Section 6—Conditions of the Offer.

Our board of directors has approved the Offer. None of the Company, our board of directors, American Stock Transfer & Trust Company, LLC (“AST”), Broadridge Corporate Issuers Solutions, Inc. (“Broadridge”), nor Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch” or the “Dealer Manager”), however, make any recommendation to any shareholder as to whether to tender or refrain from tendering their Shares or as to the price or the prices at which they may choose to tender their Shares. Each shareholder must make his, her or its own decision whether to tender Shares, and if so, how many Shares to tender and the price or prices at which to tender.

No person has been authorized to make any recommendation on behalf of the Company, our board of directors, the Depositary (as defined below), the Paying Agent (as defined below), Broadridge or the Dealer Manager or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal or Important Instructions and Information. If given or made, any recommendation and any information and representations must not be relied upon. The Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Questions and requests for assistance may be directed to AST, the depositary and paying agent for the Offer (the “Depositary” and “Paying Agent”, respectively), by telephone toll-free at (877) 248-6417. Requests for additional copies of this Offer to Purchase or the Letter of Transmittal and Important Instructions and Information may be directed to Broadridge by e-mail at BBTRProxyOps@Broadridge.com. Questions about the Offer may be directed to the Dealer Manager for the Offer at the contact information set forth below. Shareholders whose Shares are held by DLA may contact DLA by telephone toll-free at (800) 367-3000.

The Dealer Manager for the Offer is:

BofA Merrill Lynch
Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
Toll-Free: (888) 803-9655

OFFER TO PURCHASE DATED MAY 18, 2015

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to 12:00 midnight, at the end of the day, New York City Time, on June 22, 2015 (unless the Offer is extended):

•
Registered Holders: if your Shares are registered in your name, deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to AST, the Depositary for the Offer, in the enclosed envelope;

•
Holders Whose Shares are Held by DLA: if your Shares are registered in the name of DLA, contact DLA and request that it tender your Shares for you according to the procedures described in Section 2—Procedures for Tendering Shares of this Offer to Purchase, which can be requested using the DLA Instructing Sheet included with this Offer to Purchase;

•
Holders Whose Shares are Held by Other Brokers: if your Shares are registered in the name of another broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Custodian”), contact your Custodian and request that your Custodian tender your Shares for you according to the procedures described in Section 2—Procedures for Tendering Shares of this Offer to Purchase; or

•
DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 2—Procedures for Tendering Shares of this Offer to Purchase.

As of the date of this Offer to Purchase, holders whose Shares are held by DLA who wish to tender their Shares must submit the completed DLA Instructing Sheet to DLA no later than five business days prior to the Expiration Time. If another Custodian holds your Shares, it may also have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares as soon as possible to find out its deadline.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such state.

Additional copies of this Offer to Purchase and the Letter of Transmittal and Important Instructions and Information may be obtained from Broadridge and will be furnished at the Company’s expense. Questions and requests for assistance may be directed to AST or the Dealer Manager at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Shareholders should also contact their Custodian for assistance concerning the Offer.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND IMPORTANT INSTRUCTIONS AND INFORMATION. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE PAYING AGENT, THE DEPOSITARY, BROADRIDGE OR THEIR RESPECTIVE AFFILIATES.

THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE IMPORTANT INSTRUCTIONS AND INFORMATION CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF MAY 18, 2015, AND THE STATEMENTS INCORPORATED BY REFERENCE HEREIN ARE MADE AS OF THE DATE OF THE DOCUMENTS SO INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE IMPORTANT INSTRUCTIONS AND INFORMATION SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

APPLE HOSPITALITY REIT, INC.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal and Important Instructions and Information and the documents incorporated herein by reference because they contain the full details about the Offer or the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we”, “us”, “our” and the “Company” refer to Apple Hospitality REIT, Inc., a Virginia corporation.

Who is offering to purchase my Shares?

Apple Hospitality REIT, Inc., a Virginia corporation. For more information about the Company, see Section 14—Certain Information about the Company.

What is the purpose of the Offer?

As a new publicly listed company, we understand that our shareholders may have different needs with respect to the liquidity of their Shares. The Offer is part of our overall goal to enhance shareholder value while addressing the needs of certain of our shareholders who desire liquidity for all or a portion of their Shares. Accordingly, the purpose of the Offer is to provide those shareholders who wish to obtain immediate liquidity for their Shares an opportunity to do so in an efficient manner, without incurring most broker’s fees associated with an open market sale, while at the same time balancing the best interests of the Company and of those shareholders who wish to remain invested in the Company.

Overall, we believe that the Offer is a prudent use of our financial resources given our business profile, capital structure and assets and liabilities. As a way to further the dual purposes of the Offer, we believe the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders who desire liquidity with the opportunity to tender Shares, while also providing a benefit to those shareholders who do not participate in the Offer, as such non-participants will, if Shares are accepted for payment, automatically increase their relative percentage ownership interest in us and our future operations, including any liquidity events that we may have in the future.

What is the effect of the Offer?

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of shareholders that do not tender their Shares. Assuming the Purchase Price is equal to the lowest price within our range, we could purchase up to 10,526,315 Shares representing approximately 5.66% of the outstanding Shares immediately after the Shares were listed on the NYSE after giving effect to the reverse share-split and if the Purchase Price is equal to the highest price within our range, we could purchase up to 9,523,809 Shares representing approximately 5.12% of the outstanding Shares immediately after the Shares were listed on the NYSE after giving effect to the reverse share-split. Additionally, shareholders who tender all of their Shares will give up the opportunity to participate in any future benefits from owning Shares including the right to any future dividends or distributions that we may pay, to the extent their tendered Shares are accepted for payment. Historically, we have paid monthly distributions on the 15th day of each month to shareholders of record as of the close of business on the last day of the prior month.  On April 23, 2015, our board of directors authorized a monthly distribution in the amount of $0.10 per share, giving effect to the reverse share-split (or $1.20 per share annualized), on all outstanding common shares of the Company. This new distribution is first payable on June 15, 2015 to shareholders of record at the close of business on May 29, 2015.  We anticipate continuing to make regular monthly distributions, though there can be no guarantees as to whether the monthly distributions will continue, or the timing or amount of potential future distributions. The Purchase Price per Share paid to tendering shareholders may be less than the total amount which might otherwise be received by shareholders at a later date. The purchase of Shares pursuant to the Offer will also have the effect of decreasing our cash and increasing our outstanding indebtedness.

Based on applicable rules and regulations of the SEC and the NYSE, we believe our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act, nor will such purchases cause the Shares to be delisted by the NYSE. See Section 8— Certain Effects of the Offer.

Will you repurchase Shares after the Offer is completed?

We reserve the right to implement a repurchase program or commence an additional tender offer or offers for our Shares following the Expiration Time. In April 2015, our board of directors authorized a share buyback program of up to $500 million of our common shares following completion of the Offer.  Repurchases under this buyback program may be made in the open market, through Rule 10b5-1 programs or in privately negotiated transactions. We currently expect to implement the buyback program after completion of the Offer and further details regarding the buyback program will be made available before the program is implemented. Any such repurchase will depend on, among other things, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our management team and board of directors deem relevant. The price at which we may offer to purchase Shares under a repurchase program or pursuant to additional tender offers would be determined at the time we decided to pursue that particular course of action or actions and may be greater or less than the Purchase Price. There is no assurance that we will implement a repurchase program or commence an additional tender offer or offers following the expiration of the Offer. Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten business days after the date of expiration or termination of the Offer. See Section 11—Plans and Proposals.

How many Shares will the Company purchase, what is a modified “Dutch Auction” and what will be the Purchase Price and form of payment?

We are conducting the Offer by means of a process commonly referred to as a modified “Dutch Auction”. This approach allows each shareholder to indicate the price (within a range established by us) that the shareholder would be willing to sell Shares back to us. In this case, we are offering to purchase for cash up to $200,000,000 of our Shares pursuant to tenders at a price specified by the tendering shareholders of not greater than $21.00 nor less than $19.00 per Share subject to the terms and conditions of the Offer. We will set the Purchase Price at the lowest price per Share (in increments of $0.50) that will allow us to purchase up to $200,000,000 of tendered Shares.

The same price will be paid for all tendered Shares accepted for purchase.

In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. Properly tendering Shares at $19.00 per Share assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to “odd lot” priority and proration described herein). If you tender Shares at any of the other prices in the range, there is a possibility that none of those Shares will be purchased.

Regardless of the prices at which you decide to tender Shares, all of the Shares purchased pursuant to the Offer will be purchased for the same price. If you tender Shares for a price that is less than the price ultimately determined to be the Purchase Price, you will still receive the Purchase Price for all of those Shares that are accepted for purchase.

Because the Purchase Price will be the lowest of the prices that will enable us to purchase the maximum number of Shares having an aggregate Purchase Price not exceeding $200,000,000, if you tender Shares for a price that is more than the price ultimately determined to be the Purchase Price, none of those Shares tendered at the higher price will be purchased. Consequently, selecting a higher price for a tendered Share will increase the possibility that the Share may not be purchased in the Offer.

We will announce the preliminary results of the Offer, including the Purchase Price and the expected proration factor, if any, and pay the Purchase Price in cash, less any applicable withholding and without interest, for the Shares we accept for payment as promptly as practicable after the Expiration Time. If more than $200,000,000 in aggregate Purchase Price of Shares are validly tendered and we are required to prorate, however, we expect it may take up to five (5) business days after the Expiration Time to calculate the final proration factor and begin paying for Shares accepted for payment.

We will pay for Shares that are properly tendered and not properly withdrawn by depositing the aggregate Purchase Price in cash (less any withholding of taxes and without interest) with AST, in its capacity as the Paying Agent for the Offer, which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by AST, in its capacity as the Depositary for the Offer, of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.

Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and the price range and to increase or decrease the value of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 1—Price; Number of Shares; Expiration Time; Proration, Section 2—Procedures for Tendering Shares, and Section 6—Conditions of the Offer.

How was the price range determined?

We determined the price range for the Offer based on discussions between our management, our advisors and our board of directors. We considered, among other things, the amount of cash that we would have available to fund the Offer and the likelihood that shareholders would tender.

Based on all of these factors, we arrived at the price range of $19.00—$21.00 per Share, after giving effect to the reverse share-split, which we believe is a range within which our shareholders might sell their Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources. The actual value and trading price of the Shares on the NYSE may be lower or higher than the range at which we are offering to purchase such Shares.

Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.

If I tender my Shares, and the Company accepts the Shares I tender, will I receive distributions paid before my Shares are accepted?

Any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to shareholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering shareholder(s). See Section 11—Plans and Proposals and Section 12—Price Range of Shares; Distributions.

What if shareholders properly tender more than $200,000,000 in aggregate Purchase Price of Shares at or below the Purchase Price?

If more than $200,000,000 in aggregate Purchase Price of Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:

• First, we will purchase all the Shares, including fractional Shares, properly tendered at or below the Purchase Price and not properly withdrawn by any “odd lot holder” (a shareholder of less than 100 Shares) who tenders all of that holder’s Shares; and

• Second, after the purchase of all the Shares properly tendered and not properly withdrawn by odd lot holders, we will purchase all other Shares properly tendered and not properly withdrawn at or below the Purchase Price, on a pro rata basis with appropriate adjustments to avoid the return of fractional Shares.

In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $78 million.

Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all the Shares that you tender even if you tender them at or below the Purchase Price. If the Offer is oversubscribed, and you are not an odd lot holder, the amount we purchase from you will be prorated.

If we are required to prorate, we will determine the proration factor as promptly as practicable following the Expiration Time. Proration for each shareholder tendering Shares (other than odd lot holders) will be based on the ratio of the number of whole Shares properly tendered at or below the Purchase Price and not properly withdrawn by the shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders (other than odd lot holders) at or below the Purchase Price with appropriate adjustments to avoid the return of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the “odd lot” procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least five (5) business days after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time.

The number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to such shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. Each shareholder should consult with its tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer. See Section 17—Certain Federal Income Tax Consequences.

For more information, see Section 1—Price; Number of Shares; Expiration Time; Proration.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 Shares in the aggregate, you will not be subject to proration if: (i) you properly tender all of these Shares at or below the Purchase Price, (ii) you do not properly withdraw them before the Expiration Time, and (iii) if you are a registered holder, you complete the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase. See Section 1—Price; Number of Shares; Expiration Time; Proration.

What will happen to my fractional Shares in connection with the Offer?

If (i) you are tendering all of your Shares and the Offer is not over-subscribed; or (ii) you are an Odd Lot Holder tendering all of your Shares, we will purchase your Shares properly tendered at or below the Purchase Price, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. However, if the Offer is over-subscribed and your shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the return of fractional Shares. See Section 1—Price; Number of Shares; Expiration Time; Proration.

How do I tender Shares that are registered in my name?

If you would like us to purchase your Shares or a portion of your Shares that are registered in your name, you must properly complete and sign the Letter of Transmittal according to the Important Instructions and Information and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to AST, in its capacity as the Depositary, using the enclosed envelope.

Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before 12:00 midnight, at the end of the day, New York City Time, on June 22, 2015. See Section 2—Procedures for Tendering Shares. We have not provided for and will not accept shares tendered via guaranteed delivery or hand delivery.

How do I tender Shares that I hold through DLA?

If you hold your Shares in an account or otherwise through DLA and you are not the holder of record on our books, you must contact DLA and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Shareholders holding their Shares through DLA must not deliver a Letter of Transmittal directly to the Depositary. DLA must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. See Section 2—Procedures for Tendering Shares. As of the date of this Offer to Purchase, DLA has an earlier deadline for accepting the Offer. It requires Shareholders who wish to tender their Shares to submit the DLA Instructing Sheet to DLA no later than five business days prior to the Expiration Time. We urge you to contact DLA as soon as possible to determine whether the deadline or any of their other requirements have changed.

How do I tender Shares that I hold through another broker, dealer, commercial bank, trust company, custodian or other nominee?

If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Custodian”), other than DLA, and you are not the holder of record on our books, you must contact your Custodian and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Shareholders holding their Shares through a Custodian must not deliver a Letter of Transmittal directly to the Depositary. The Custodian holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares as soon as possible to find out its deadline.

If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted. See Section 2—Procedures for Tendering Shares.

Will I be notified of any defects in the documents I submit?

To the extent practicable, the Company and AST will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, AST or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. The Company will not be liable for failure to waive any condition of the Offer or any defect or irregularity in any tender of Shares. It is the risk and responsibility of a tendering shareholder to ensure the proper completion and timely delivery of all materials necessary to properly tender their Shares. Therefore, we encourage shareholders to carefully complete their tender materials and submit them as early as possible after you have considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Time to correct any defects or irregularities in your tender. See Section 2—Procedures for Tendering Shares.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a Custodian and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your Custodian to determine whether any such charges will apply. See Section 2—Procedures for Tendering Shares.

Must I tender all of my Shares to participate in the Offer?

No. Other than Odd Lot Holders seeking to have all of their Shares acquired in the Offer (who must tender all of their Shares to be entitled to “odd lot” priority), you may tender all of your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See Section 1—Price; Number of Shares; Expiration Time; Proration and Section 3—Amount of Tenders.

When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?

You may tender your Shares until the Offer expires at 12:00 midnight, at the end of the day, New York City Time, on June 22, 2015. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will issue a press release no later than 9:00 A.M., New York City Time, on the next business day after the previously scheduled Expiration Time. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See Section 1—Price; Number of Shares; Expiration Time; Proration and Section 7—Extension of the Offer; Termination; Amendment.

Following the Offer, will the Company continue as a public company?

We intend to continue as a public company following the Offer. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause our Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 6—Conditions of the Offer and Section 8—Certain Effects of the Offer.

What is the effect of the listing of the Shares on the NYSE?

Since the Shares are now listed on the NYSE, shareholders who choose not to tender their Shares should be able to freely liquidate their investments in the Company; however, the value of their Shares will be subject to market volatilities. Tendering shareholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares, and any future distributions. The purchase of Shares pursuant to the Offer will reduce our “public float” (the number of Shares owned by non-affiliated shareholders and available for trading in the securities markets), and may reduce the number of our shareholders. See Section 8—Certain Effects of the Offer.

What is the market price for the Shares?

Because May 18, 2015 is the first day on which our Shares traded on the NYSE, we cannot provide a market price for the Shares. The trading price of our Shares may be higher or lower than the Purchase Price. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 12—Price Range of Shares; Distributions.

Will there be any tax consequences to me if I tender my Shares?

Yes. If we accept your tender of Shares, you will be treated as either having sold those Shares in a taxable transaction or, under certain circumstances, as having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See Section 17—Certain Federal Income Tax Consequences.

May I withdraw my tendered Shares?

You may withdraw any or all Shares tendered at any time prior to the Expiration Time. To withdraw your tendered Shares, you must properly submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to AST, in its capacity as the Depositary, at the appropriate address shown in the Important Instructions and Information. Please note that a Withdrawal Letter delivered via a method of delivery other than U.S. mail or overnight courier service will not be accepted. See Section 4—Withdrawal Rights.

How will the Company pay for the Shares?

Assuming that the Offer is fully subscribed, the aggregate Purchase Price of Shares purchased in the Offer will be $200,000,000, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares (resulting in a commensurate increase in the dollar volume by up to approximately $78 million) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $200.4 million. We plan to fund the purchase of Shares in the Offer and all related fees and expenses with borrowings under our existing unsecured revolving credit facility. Following our acceptance of Shares for payment, we will deposit the aggregate Purchase Price for all purchased Shares with AST, the Paying Agent for the Offer, which will act as your agent for the purpose of receiving payment for your Shares. Our deposit of the aggregate Purchase Price (less any withholding of applicable taxes) with AST will satisfy our obligation to pay for Shares purchased in the Offer. See Section 5—Purchase and Payment for Tendered Shares and Section 13—Source and Amount of Funds.

What are the most significant conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Time, including but not limited to:

•
there is no threatened or pending action, suit or proceeding by any third party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•
in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer;

•	makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer; or

•	in our reasonable judgment materially impairs the contemplated benefits to us of the Offer;

•
there has not occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
no decrease or increase of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Time, shall have occurred;

•
no tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•
no entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC;

•
no entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares;

•
no new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us, any of our subsidiaries or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
no action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

•
no change or changes have occurred in our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, would reasonably be expected to have a material adverse effect on our business or prospects, or the benefits to us of the Offer; and

•
no approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or we shall have determined that the consummation of the Offer and the purchase of the tendered Shares may not cause (i) the Shares to be held of record by less than 300 persons, (ii) the Shares to be delisted from the NYSE, or (iii) the Shares to become eligible for deregistration under the Exchange Act.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a real estate investment trust (a “REIT”) under the Code, we may terminate or amend the Offer or postpone the acceptance of the Shares for payment.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders,

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4—Withdrawal Rights, retain all of the tendered Shares until the expiration of the Offer as so extended, or

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all the Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. The Offer is not conditioned upon any minimum number of Shares being tendered. See Section 6—Conditions of the Offer.

Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?

We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 6—Conditions of the Offer and Section 16—Certain Legal Matters; Regulatory Approvals.

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance by institutional shareholders may be directed to the Dealer Manager and questions and requests for assistance by retail shareholders may be directed to AST at the telephone number and address set forth on the back cover of this Offer to Purchase. Questions regarding the policies and procedures that must be complied with in order to have your Custodian, if any, tender your Shares may be directed to your Custodian. You may request additional copies of this Offer to Purchase, the Letter of Transmittal, the Important Instructions and Information and other Offer documents from Broadridge at the telephone number and address on the back cover of this Offer to Purchase. Broadridge will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact DLA or such other Custodian through whom they hold Shares and/or their financial advisor for assistance concerning the Offer.

Has the Board of Directors or the Company adopted a position on the Offer?

Although our board of directors has authorized the Offer, none of the Company, our board of directors, the Dealer Manager, AST, Broadridge, or any of their respective affiliates has made, or is making, any recommendation to you as to whether to tender your Shares. You must make your own decision as to whether to tender your Shares, how many Shares to tender and the price or prices at which you may choose to tender them. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. You are urged to discuss your decision with your tax advisor, financial advisor and/or Custodian. See Section 18—Recommendation.

Do the Company’s directors or executive officers intend to tender their Shares in the Offer?

We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts included in this Offer to Purchase, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, our results of operations, financial position and our business outlook, business trends and other information are forward-looking statements. When used in this Offer to Purchase, the words “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management.

Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this Offer to Purchase will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. In addition, our qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Code. Readers should carefully review our financial statements and the notes thereto, as well as the risk factors described in the our filings with the SEC and Item 1A in our annual report filed on Form 10-K, filed with the SEC on March 6, 2015 (the “Annual Report”) and our quarterly report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 7, 2015. Any forward-looking statement that we make speaks only as of the date of this report. We undertake no obligation to publicly update or revise any forward-looking statements or cautionary factors as a result of new information, future events, or otherwise, except as required by law.

There are a number of risks, uncertainties and other important factors, many of which are beyond our control, which could cause our actual results to differ materially from the forward-looking statements contained in this Offer to Purchase. Such risks, uncertainties and other important factors include, among others, the risks and uncertainties related to the following:

•	an increase in the supply of hotel rooms that exceeds any increases in demand;

•	competition from other hotels in the markets in which we operate;

•	dependence on business and leisure travel;

•	increases in energy costs and other travel expenses, which may affect travel patterns and reduce business and leisure travel;

•
reduced business and leisure travel due to geo-political uncertainty, including terrorism, travel-related health concerns, including the widespread outbreak of infectious or contagious diseases in the U.S., inclement weather conditions, including natural disasters such as hurricanes and earthquakes, and airline strikes or disruptions;

•	reduced business and leisure travel due to adverse economic conditions;

•	seasonality of the hotel industry may cause quarterly fluctuations in operating results;

•	changes in marketing and distribution for the industry, including the ability of third-party internet and other travel intermediaries to attract and retain customers;

•	changes in hotel room demand in a local market;

•	ability of a hotel franchise to fulfill its obligations to franchisees;

•	the performance of the third-party managers of our hotels;

•
increases in operating costs, including increases in the cost of property insurance and real estate and personal property taxes, due to inflation and other factors that may not be offset by increased room rates;

•	labor shortages and increases in the cost of labor due to government regulations surrounding wage rates, health care coverage and other benefits

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with applicable laws and regulations;

•	requirements for periodic capital reinvestment to repair and upgrade hotels;

•	limited alternative uses for the hotel buildings;

•	condemnation or uninsured losses;

•	adverse effects of declines in national, regional and local economic and market conditions;

•	adverse effects of a downturn in the hospitality industry;

•	our status as a REIT;

•	our taxable REIT subsidiary lessee structure; and

•	the outcome of current and future litigation, regulatory proceedings or inquiries.

THE OFFER

1.       Price; Number of Shares; Expiration Time; Proration

Subject to the terms and conditions of the Offer, we will purchase for cash up to $200,000,000 in aggregate Purchase Price of Shares at a price specified by the tendering shareholders of not greater than $21.00 nor less than $19.00 per Share that are properly tendered and not properly withdrawn prior to the Expiration Time. We reserve the right to extend the Offer. See Section 7—Extension of the Offer; Termination; Amendment. In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $78 million.

The Purchase Price will be the lowest price per Share (in increments of $0.50) of not more than $21.00 and not less than $19.00 per Share, at which Shares have been properly tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate Purchase Price not exceeding $200,000,000 (or such lesser number if less than $200,000,000 in aggregate Purchase Price of Shares are properly tendered and not properly withdrawn in the Offer).

Regardless of the prices at which you decide to tender Shares, all of the Shares purchased pursuant to the Offer will be purchased for the same price. If you tender Shares for a price that is less than the price ultimately determined to be the Purchase Price, you will still receive the Purchase Price for all of those Shares that are accepted for purchase.

All Shares properly tendered at or below the Purchase Price and not properly withdrawn will be purchased, subject to the “odd lot” priority and proration provisions described herein, at the same Purchase Price, even if the shareholder tendered at a lower price. Because of the “odd lot” priority and proration provisions, all of the Shares tendered at or below the Purchase Price may not be purchased if more than $200,000,000 in aggregate Purchase Price of Shares are properly tendered at or below the Purchase Price and not properly withdrawn.

Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares tendered but not purchased will be returned promptly following the Expiration Time.

On May 18, 2015, our Shares were listed on the NYSE and began trading under the symbol “APLE”. Immediately after the Shares were listed on the NYSE, there were approximately 186.12 million Shares issued and outstanding after giving effect to the reverse share-split. Because May 18, 2015 is the first day on which the Shares traded on the NYSE, we cannot provide a market price for the Shares. Tendering shareholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares, and any future distributions. The trading price of our Shares on the NYSE may be higher or lower than the Purchase Price. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.

This Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information will be provided to record holders of our Shares, including brokers, dealers, commercial banks, trust companies, custodians and other nominees and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and provide the signature guarantee.

Our board of directors has approved the Offer. None of the Company, our board of directors, AST, Broadridge, nor Merrill Lynch, however, makes any recommendation to any shareholder as to whether to tender or refrain from tendering their Shares or as to the price or the prices at which you may choose to tender your Shares. Each shareholder must make his, her or its own decision whether to tender Shares, and if so, how many Shares to tender and the price or prices at which to tender.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6—Conditions of the Offer.

Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the total dollar amount of Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Time, and (d) upon the occurrence of any of the conditions specified in Section 6—Conditions of the Offer prior to the Expiration Time, to terminate the Offer and not accept any Shares for payment. Any extension, amendment, waiver of a condition or termination will be followed as promptly as practicable by public notice consistent with the requirements of the SEC. In the case of an extension of the Expiration Time of the Offer, we will issue a press release or other public announcement no later than 9:00 A.M., New York City Time, on the next business day after the scheduled Expiration Time, in accordance with Rule 14e-1(d) under the Exchange Act.

If we (a) increase the price that may be paid for the Shares above $21.00 per Share or decrease the price that may be paid for the Shares below $19.00 per Share, (b) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares, or (c) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten (10) business days following the date that notice of such increase or decrease is first published, sent or given.

Shareholders properly tendering Shares at a price equal to $19.00 per Share can expect to have at least a portion of their Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described herein).

The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to shareholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering shareholder(s). Historically, we have paid monthly distributions on the 15th day of each month to shareholders of record as of the close of business on the last day of the prior month. On April 23, 2015, our board of directors authorized a monthly distribution in the amount of $0.10 per share, giving effect to the reverse share-split (or $1.20 per share annualized), on all outstanding common shares of the Company. This new distribution is first payable on June 15, 2015 to shareholders of record at the close of business on May 29, 2015. We anticipate continuing to make regular monthly distributions, though there can be no guarantees as to whether the monthly distributions will continue, or the timing or amount of potential future distributions.

We will not accept Shares subject to conditional tenders, such as acceptance of all or a certain number of Shares from a shareholder.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate Purchase Price of more than $200,000,000, we first will purchase all Shares tendered by any Odd Lot Holder (as defined below) who: (i) for registered holders, properly completes and submits the Letter of Transmittal and the Odd Lot certification form included with this Offer to Purchase; and (ii) properly tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price, or multiple prices that are all, at or below the Purchase Price and does not properly withdraw such tender. Tenders of less than all of the Shares owned by an Odd Lot Holder or tenders of Shares at a price or prices greater than the Purchase Price will preclude an Odd Lot Holder from qualifying for this preference.

Next, we will purchase all other Shares properly tendered and not properly withdrawn, at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the return of fractional Shares, as described below, until we have purchased Shares resulting in an aggregate Purchase Price of $200,000,000; provided that we may increase the number of Shares purchased by up to 2% of the outstanding Shares without amending or extending the offer, which, if we do so, could commensurately increase the dollar value of the Offer by up to approximately $78 million. As a result, it is possible that all Shares tendered by a shareholder at or below the Purchase Price may not be purchased.

Odd Lots. The terms “odd lot” and “Odd Lot Holder” refer to persons who are record or beneficial owners of a total of fewer than 100 Shares in the aggregate. All Shares properly tendered prior to the Expiration Time at prices at or below the Purchase Price by an Odd Lot Holder who is tendering all Shares owned by that Odd Lot Holder at such price or prices will be purchased by us in the Offer if they are not properly withdrawn. This will be the case even if the Offer is oversubscribed and other tendering shareholders have the amount of their tendered Shares prorated. Odd Lot Holders who properly tender all of their Shares at or below the Purchase Price will not be subject to proration. Odd Lot Holders should certify their status in the appropriate place on the Odd Lot Certification Form included with this Offer to Purchase. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder at or below the Purchase Price in accordance with the procedures described in Section 2—Procedures for Tendering Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if such holders have separate accounts holding fewer than 100 Shares. Any Odd Lot Holder wishing to tender all of his, her or its Shares pursuant to the Offer should carefully complete the Letter of Transmittal and the Odd Lot Certification Form included with this Offer to Purchase to ensure you are entitled to this “odd lot” priority as promptly as practicable.

Proration. If more than $200,000,000 in aggregate Purchase Price of Shares are properly tendered and not properly withdrawn as of the Expiration Time, we will determine the proration factor as promptly as practicable following the Expiration Time. Proration for each shareholder tendering Shares (other than Odd Lot Holders) at or below the Purchase Price will be based on the ratio of the number of whole Shares properly tendered and not properly withdrawn by the shareholder at or below the Purchase Price to the total number of whole Shares properly tendered and not properly withdrawn by all shareholders at or below the Purchase Price (other than Odd Lot Holders), with appropriate adjustments to avoid the return of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the “odd lot” procedure described above, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time.

2.       Procedures for Tendering Shares

If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any other documents required by the Letter of Transmittal, to AST in the enclosed envelope.

If you hold your Shares in a brokerage account or otherwise through DLA and you are not the holder of record on our books, you must contact DLA and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Shareholders holding their Shares through DLA must not deliver a Letter of Transmittal directly to the Depositary. DLA must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. DLA requires shareholders wishing to tender their Shares to submit the completed DLA Instructing Sheet instructing DLA regarding the tender of such shareholder’s Shares.

If you hold your Shares in a brokerage account or otherwise through another Custodian and you are not the holder of record on our books, you must contact your Custodian and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Shareholders holding their Shares through a Custodian must not deliver a Letter of Transmittal directly to the Depositary. The Custodian holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf.

If you are a Custodian tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address in the Important Instructions and Information. If you are a DTC participant, you may tender Shares by following the procedures set forth under Book-Entry Delivery.

Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal and the Important Instructions and Information. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the shareholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before 12:00 midnight, at the end of the day, New York City Time, on the Expiration Time. You should allow sufficient time to ensure timely delivery.

Shareholders tendering Shares must indicate the specific price or prices (in increments of $0.50) at which their Shares are being tendered by checking the box(es) indicating the price(s) in the appropriate section of the Letter of Transmittal and specifying the number of Shares that the shareholder wishes to tender at each applicable price. Shareholders should be aware that this election could mean that none of their Shares will be purchased if the Purchase Price is less than the price(s) selected by the shareholder. Shareholders properly tendering Shares at a price equal to $19.00 per Share can expect to have at least a portion of their Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority described herein). The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. A shareholder who has tendered Shares at more than one price and wishes to withdraw only those Shares tendered at a particular price or prices must complete and return a separate Withdrawal Letter for Shares tendered at each particular price as to which the shareholder is withdrawing. Alternately, a shareholder may complete and return a combined Withdrawal Letter for all of the Shares that have been tendered. Absent a Withdrawal Letter, subsequent Letters of Transmittal do not revoke the initial properly submitted Letter of Transmittal.

Shareholders whose Shares are held through DLA must contact DLA in order to tender Shares and are urged to consult them as soon as possible if they wish to tender Shares. Such shareholders may instruct DLA to tender their Shares using the DLA Instructing Sheet included with the Offer to Purchase.

Shareholders whose Shares are held through another Custodian must contact such nominee in order to tender Shares and are urged to consult such nominee as soon as possible if they wish to tender Shares.

Odd Lot Holders must tender all of their Shares at or below the Purchase Price and also complete the Letter of Transmittal and Odd Lot Certification Form included with this Offer to Purchase to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1—Price; Number of Shares; Expiration Time; Proration.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•	the Letter of Transmittal is signed by all registered holders of the Shares tendered; or

•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchanges Medallion Program, or an “eligible guarantor institution”, as the term is defined in Rule 17-Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. AST will establish an account with respect to the Shares for purposes of the Offer at DTC within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into AST’s account in accordance with DTC’s ATOP procedures. Although delivery of Shares may be effected through a book-entry transfer into AST’s account at DTC, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and any other required documents must, in any case, be transmitted to, and received by, AST pursuant to the contact information set forth in the Important Instructions and Information prior to the Expiration Time.

Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to AST.

Return of Unpurchased Shares. If any Shares tendered by book-entry transfer at DTC are not purchased or are properly withdrawn before the Expiration Time, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder. The Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and the shares will be returned to you.

U.S. Federal Backup Withholding. Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering shareholder or other payee who is a U.S. shareholder (as defined in Section 17—Certain Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to AST (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering shareholder that is a U.S. shareholder who has not previously provided an IRS Form W-9 to AST should complete and sign an IRS Form W-9, which may be obtained free of charge from AST, so as to provide the information and certification necessary to avoid U.S. federal backup withholding, unless the shareholder otherwise establishes to the satisfaction of AST that the shareholder is not subject to such backup withholding. If a U.S. shareholder does not provide AST with the correct taxpayer identification number, the U.S. shareholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding. In order for a non-U.S. person to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that shareholder’s exempt status.

Shareholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see Section 17—Certain Federal Income Tax Consequences.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its reasonable discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other shareholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Company and AST will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, AST or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. We strongly encourage shareholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior the Expiration Time to correct any defects or irregularities in the materials you provide to us.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others may directly or indirectly tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position” in a number of Shares or equivalent securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

3.       Amount of Tenders

Shareholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A shareholder may tender a different amount of Shares at each purchase price; however, we will only accept Shares for purchase, subject to the “odd lot” priority and proration, that are tendered at or below the Purchase Price. A shareholder will be able to tender his, her or its Shares to us regardless of when the shareholder first purchased the Shares.

4.       Withdrawal Rights

Shareholders may withdraw Shares tendered at any time prior to 12:00 midnight, at the end of the day, New York City Time, on the Expiration Time. We will not accept any Shares for payment prior to that time. At any time on or after July 14, 2015, Shareholders may withdraw tendered Shares if such Shares have not been accepted for payment prior to that time.

For withdrawal to be effective, a Withdrawal Letter must be sent by mail or overnight courier service and timely received by AST, in its capacity as Depositary, at the appropriate address set forth in the Important Instructions and Information. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity, purchase price and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner in which the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter.

Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2—Procedures for Tendering Shares at any time before the Expiration Time.

The Company will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering shareholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, AST, Broadridge, Merrill Lynch or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

If you are a Custodian tendering Shares on behalf of your client, for a withdrawal to be effective, AST, in its capacity as Depositary, must receive (by regular mail or overnight courier) prior to the Expiration Time, a properly completed and duly executed notice of withdrawal pursuant to the contact information set forth in the Important Instructions and Information. If you tendered your client’s Shares using more than one Letter of Transmittal, you may withdraw such Shares using either separate notices of withdrawal or a combined notice of withdrawal specifying the Shares to be withdrawn. Shareholders who tendered their Shares to AST through DTC’s ATOP system should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and conditions of that system. Shareholders transmitting their withdrawal through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

5.       Purchase and Payment for Tendered Shares

Upon the terms and subject to the conditions of the Offer, as promptly as practicable following the Expiration Time, we will (i) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of Shares tendered and the prices specified by tendering shareholders, and (ii) accept for payment and pay an aggregate Purchase Price of up to $200,000,000, (less withholding of applicable taxes) for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to AST of our acceptance of tendered Shares for payment. All questions as to the number of Shares to be accepted and the Purchase Price to be paid for the Shares to be accepted will be determined by the Company in its sole discretion.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for such Shares with AST, which will act as Paying Agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

If we are required to prorate, we will determine the proration factor and pay for those tendered Shares accepted for payment as promptly as practicable after the Expiration Time, but not until after the final proration has been completed. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Time. All Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned to the tendering shareholders as promptly as practicable.

Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to the satisfaction or waiver of certain conditions prior to the Expiration Time. See Section 6—Conditions of the Offer.

At the maximum price of $21.00 per Share, we could purchase approximately 9,523,809 Shares if the Offer is fully subscribed, which would represent approximately 5.12% of the issued and outstanding Shares immediately after the Shares were listed on the NYSE after giving effect to the reverse share-split. At the minimum price of $19.00 per Share, we could purchase approximately 10,526,315 Shares if the Offer is fully subscribed, which would represent approximately 5.66% of the issued and outstanding Shares immediately after the Shares were listed on the NYSE after giving effect to the reverse share-split.

We may increase the aggregate Purchase Price of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. If we do so, the dollar value will increase by up to approximately $78 million.

Our deposit of the aggregate Purchase Price with AST (less any withholding of applicable taxes) will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, shareholders whose tendered Shares were accepted for payment should look to AST to obtain payment for such Shares.

6.       Conditions of the Offer

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Time any of the following events has occurred (or are determined by us in our reasonable judgment to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:

•
any threatened or pending action, suit or proceeding by any third party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•
challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares tendered pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•
in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares tendered pursuant to the Offer;

•	makes our purchase of, or payment for, some or all of the Shares tendered pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer; or

•	in our reasonable judgment materially impairs the contemplated benefits to us of the Offer;

•
there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
legislation amending the Code, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
any decrease or increase of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Time, shall have occurred;

•
a tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC;

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or

•
any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us, any of our subsidiaries or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•
any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;

•
any change or changes have occurred in our business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, would reasonably be expected to have a material adverse effect on our business or prospects, or the benefits to us of the Offer;

•
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•
we shall have determined in our reasonable judgment that the consummation of the Offer and the purchase of the tendered Shares may cause (i) the Shares to be held of record by less than 300 persons, (ii) the Shares to be delisted from the NYSE, or (iii) the Shares to become eligible for deregistration under the Exchange Act.

In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code we may terminate or amend the Offer or postpone the acceptance of its Shares for payment (subject to the rules promulgated under the Exchange Act).

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering shareholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4—Withdrawal Rights, retain all of the Shares until the expiration of the Offer as so extended;

•
waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Time; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time prior to the Expiration Time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

7.       Extension of the Offer; Termination; Amendment

Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to AST and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw his, her or its Shares.

We also expressly reserve the right, in our reasonable discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6—Conditions of the Offer by giving oral or written notice of the termination or postponement to AST and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6—Conditions of the Offer have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share Purchase Price range or by increasing or decreasing the aggregate value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time prior to the Expiration Time by public announcement of such amendment.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a condition of the Offer, we will extend the Offer to the extent required by applicable law.

SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage or number of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•
we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer), and, in the event of an increase in the aggregate Purchase Price of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares; and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the shareholders in the manner specified in this Section 7—Extension of the Offer; Term; Amendment, then we will extend the Offer to the tenth (10th) business day following the date such notice is first publicly announced.

Any public announcement made pursuant to the Offer will be made as promptly as practicable in a manner reasonably designed to inform shareholders of the change and in compliance with applicable law. In the case of an extension, the public announcement will be issued no later than 9:00 A.M., New York City Time, on the next business day after the last previously scheduled or announced Expiration Time. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. We will not be required to amend or extend the Offer if the increase in the aggregate Purchase Price of Shares purchased in the Offer does not cause the number of Shares purchased to exceed 2% of the outstanding Shares.

8.       Certain Effects of the Offer

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of shareholders that do not tender their Shares. Assuming the Purchase Price is equal to the lowest price within our range, we could purchase up to 10,526,315 Shares representing approximately 5.66% of the outstanding Shares immediately after the Shares were listed on the NYSE after giving effect to the reverse share-split and if the Purchase Price is equal to the highest price within our range, we could purchase up to 9,523,809 Shares representing approximately 5.12% of the outstanding Shares immediately after the Shares were listed on the NYSE after giving effect to the reverse share-split. Additionally, shareholders who tender all of their Shares will give up the opportunity to participate in any future benefits from owning Shares including the right to any future dividends or distributions that we may pay, to the extent their tendered Shares are accepted for payment. Historically, we have paid monthly distributions on the 15th day of each month to shareholders of record as of the close of business on the last day of the prior month. On April 23, 2015, our board of directors authorized a monthly distribution in the amount of $0.10 per share, giving effect to the reverse share-split (or $1.20 per share annualized), on all outstanding common shares of the Company. This new distribution is first payable on June 15, 2015 to shareholders of record at the close of business on May 29, 2015. We anticipate continuing to make regular monthly distributions, though there can be no guarantees as to whether the monthly distributions will continue, or the timing or amount of potential future distributions. The Purchase Price paid to tendering shareholders may be less than the total amount which might otherwise be received by shareholders at a later date. The purchase of Shares pursuant to the Offer will reduce the Company’s shareholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased and will reduce total cash and increase outstanding indebtedness.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchases pursuant to the Offer will not cause the Shares to be delisted by the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the deregistration of the Shares under the Exchange Act. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 6—Conditions of the Offer.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise at a net price that may be higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.

We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, buy or sell Shares from time to time at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders in the Offer.

9.       Treatment of Fractional Shares

If: (i) you are tendering all of your Shares and the Offer is not over-subscribed; or (ii) you are an Odd Lot Holder tendering all of your Shares, we will purchase your Shares properly tendered at or below the Purchase Price, including any fractional Share, pursuant to the terms and subject to the conditions of the Offer. If you tender a total number of whole Shares such that if this number was to be accepted by the Company you would be left with only a fractional Share, you will be considered to be tendering all of your Shares, including the fractional Share. However, if the Offer is over-subscribed and your shares are subject to purchase on a pro rata basis, the proration will be adjusted to avoid the return of fractional Shares. See Section 1—Price; Number of Shares; Expiration Time; Proration.

10.       Use of Securities Acquired

We currently intend to cancel and retire Shares purchased in the Offer. These Shares will return to the status of authorized and unissued Shares and will be available for us to issue without further shareholder action for all purposes except as required by applicable law or the rules of the NYSE.

11.       Plans and Proposals

Except as described or incorporated by reference herein, or as may occur in the ordinary course of business, we have no current plan to take any action that relates to or would result in any of the following:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization of the Company, except as described in Section 12—Price Range of Shares; Distributions;

•
any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board of directors or to change any material term of the employment contract of any executive officer, except as described below;

•	any other material change in our corporate structure or business;

•	our Shares becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•
the acquisition by any person of additional securities of the Company or the disposition by any person of securities of the Company, other than purchases and dispositions related to the vesting of restricted share awards granted to certain employees (including our officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control over us.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer, that relate to or would result in any of the foregoing, we expressly reserve the right to change our plans or intentions at any time. To that end, from time to time, as part of our long-term corporate goal of enhancing shareholder value, we may explore potential strategic transactions with respect to our properties, including acquisitions and divestitures, we may consider increasing our dividends or distributions or any other ways to create liquidity for our shareholders. Other than as disclosed herein, we currently have no definitive plan or proposal to conduct any specific strategic transaction. We may decide to engage in one or more such transactions in the future, if, among other things, our board determines that any such transactions are in the best interest of the Company and market conditions are favorable. In April 2015, our board of directors authorized a share buyback program of up to $500 million of our common shares following completion of the Offer.  Subject to compliance with applicable securities laws, repurchases under this buyback program may be made in the open market, through Rule 10b5-1 programs or in privately negotiated transactions. We currently expect to implement the buyback program after completion of the Offer and further details regarding the buyback program will be made available before the program is implemented. In addition, after completion of the Offer, we may also repurchase Shares under a subsequent tender offer for our Shares. If we undertake any such repurchases, the price or prices at which we do so may be higher or lower than the Purchase Price. Shareholders whose Shares are purchased in the Offer will not benefit from any appreciation in the value of those Shares that would have occurred as a result of any such potential future event. There is no assurance that a strategic transaction or transactions will occur or that liquidity or enhanced value will be realized by us or our shareholders from any such transaction. We also currently expect to submit one or more proposals to our shareholders for consideration at the next annual meeting of shareholders of the Company relating to various amendments to our articles of incorporation, including, de-staggering of our board of directors and removing provisions in our charter that are no longer applicable to us as an exchange-listed company.  The form, likelihood of execution and the timing of any potential strategic transaction or share repurchase program or the submission of matters to shareholders at our next annual meeting are difficult to predict and are subject to a number of known and unknown risks. See Forward-Looking Statements above for further discussion of these difficulties and risks.

Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten (10) business days after the date of expiration or termination of the Offer.

12.       Price Range of Shares; Distributions

Because May 18, 2015 is the first day on which the Shares traded on the NYSE, we cannot provide a market price for the Shares. Tendering shareholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares, and any future distributions.

We determined the price range for the Offer based on discussions between our management and our board of directors. Our board considered, among other things, the amount of money that we would have available to fund the Offer and the likelihood that shareholders would tender. Based on all of these factors, our board and management arrived at the price range of $19.00—$21.00 per Share, which we believe is a range within which our shareholders might sell their Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources. The trading price of our Shares on the NYSE after giving effect to the reverse share-split may be higher or lower than the Purchase Price. Shareholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.

Shares purchased in the Offer will no longer be eligible for receipt of future distributions. The Company expressly reserves the right to make distributions in the future in cash or in kind. Historically, we have paid monthly distributions on the 15th day of each month to shareholders of record as of the close of business on the last day of the prior month. On April 23, 2015, our board of directors authorized a monthly distribution in the amount of $0.10 per share, giving effect to the reverse share-split (or $1.20 per share annualized), on all outstanding common shares of the Company. This new distribution is first payable on June 15, 2015 to shareholders of record at the close of business on May 29, 2015. We anticipate continuing to make regular monthly distributions, though there can be no guarantees as to whether the monthly distributions will continue, or the timing or amount of potential future distributions.

13.       Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate Purchase Price of Shares purchased in the Offer will be $200,000,000, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by up to 2%, the dollar value of the Offer would increase by up to approximately $78 million. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $200.4 million.

We anticipate funding the Offer and all related fees and expenses with borrowings under our existing unsecured revolving credit facility. A description of the credit facility is included in our Current Report on Form 8-K filed on May 18, 2015 and is incorporated by reference herein. We intend to repay this indebtedness with earnings from our operations or to refinance it with other financing options. The Offer is not subject to a financing condition.

14.       Certain Information About the Company

Our Business and State of Incorporation.  We are a self-advised real estate investment trust (“REIT”) that invests in income-producing real estate, primarily in the lodging industry, in the United States.  Initial capitalization occurred on November 9, 2007 and operations began on July 31, 2008 when the Company acquired its first hotel.  We concluded our best-efforts offering in December 2010.  As of March 31, 2015, we owned 173 hotels operating in 32 states with an aggregate of 22,003 rooms.  All of our hotels operate under Marriott or Hilton brands.

We are a Virginia corporation that has elected to be treated as a REIT for federal income tax purposes.  We have wholly-owned taxable REIT subsidiaries, which lease all of our hotels from wholly-owned qualified REIT subsidiaries.  The hotels are operated and managed under separate management agreements with 16 hotel management companies, none of which are affiliated with us.

We have no foreign operations or assets and our operating structure includes only one segment.  The consolidated financial statements include our accounts and those of our subsidiaries. All intercompany accounts and transactions have been eliminated.

Executive Officers and Directors of the Company.  The names of our executive officers and directors are set forth below under Beneficial Ownership of Shares by Directors and Officers. The business address of each of our directors and executive officers is c/o Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219.

Beneficial Ownership of Shares by Directors and Officers.  Immediately after the listing of the Shares on the NYSE on  May 18, 2015, after giving effect to the reverse share-split our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 10,594,406 Shares or options to purchase Shares, representing approximately 5.7% of the total number of outstanding Shares. We have been advised that none of our directors or executive officers intend to tender any of their Shares in the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their Shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

The following table sets forth (i) the aggregate number of Shares or options to purchase Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each of our current directors and named executive officers, and by all directors and executive officers as a group, as of immediately after the listing of the Shares on the NYSE on May 18, 2015, and (ii) the aggregate number and percentage of Shares that were beneficially owned (as determined under Rule 13d-3 promulgated under the Exchange Act) by each person who owns (to our knowledge and based on the most current Schedule 13Ds and 13Gs filed with the SEC for each such person) more than 5% of the outstanding Shares. For purposes of this table, and in accordance with SEC rules, Shares are considered “beneficially owned” if the person directly or indirectly has sole or shared power to vote or direct the voting of the securities or has sole or shared power to divest of or direct the divestment of the securities. A person is also considered to beneficially own Shares that he or she has the right to acquire within 60 days after May 18, 2015, in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated, each holder has sole voting and dispositive power over the listed Shares.

Name of Beneficial Owner	Number of Common Shares(1)	Total Beneficial Ownership(%)
David P. Buckley	75,952		*
Glenn W. Bunting	154,520(2)		*
Jon A. Fosheim	—(2)		*
Kristian M. Gathright	700,032		*
Glade M. Knight	8,126,707(3)	4.4%
Justin G. Knight	949,776(4)		*
Nelson G. Knight	321,508		*
Bruce H. Matson	178,622(2)		*
Daryl A. Nickel	—(2)		*
Bryan F. Peery	87,289		*
L. Hugh Redd	—(2)		*
All directors and named executive officers as a group (11 persons)	10,594,406	5.7%

*	Represents less than 1.0% of our Shares.

(1)	Amounts shown exclude fractional shares and give effect to the reverse share-split.
(2)	Amounts shown consist entirely of securities that may be acquired upon the exercise of options, although no options have been exercised to date.
(3)	Includes 174,484 shares held by Kathleen Knight, the wife of Glade M. Knight.
(4)	Includes 226,603 shares held in a family limited partnership, except to the extent of his pecuniary interest therein. Justin G. Knight has voting and dispositive control over such shares.

To our knowledge, no person beneficially owned more than 5% of the Shares as of May 18, 2015.

Share Redemption Program. We suspended our Share Redemption Program on June 27, 2013. As a result, the last redemption prior to January 2015 occurred in the second quarter of 2013. Since the inception of the Share Redemption Program through December 31, 2014, we had redeemed approximately 11.7 million Shares representing $121.2 million.

In October 2014, the Board of Directors approved reinstating our share redemption program on a limited basis.  The Board of Directors initially approved redemptions of Shares only in the event of death or eligible disability of a shareholder, but in February 2015, the Board of Directors approved limiting redemptions to death of a shareholder only.  The number of Shares that may be redeemed in any given year will also be limited based on our results of operations, cash flow from operations, and cash required for funding investing and financing activities.  If requested redemptions exceed the funds available for redemption, redemptions will be made on a pro rata basis.  In January and April 2015, prior to the reverse share-split we redeemed approximately 1.2 million and 0.4 million Shares, respectively at a price of $9.20 per Common Share, or a total of approximately $10.8 million and $4.1 million, respectively.  All eligible redemption requests were fulfilled. On April 23, 2015 the Board of Directors terminated the share redemption program.

Related Party Relationships and Agreements. Information regarding certain of our related party relationships and agreements is set forth in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Parties of the Annual Report and Certain Relationships and Agreements of the Proxy Statement (as defined below) and incorporated by reference herein.

15.       Available Information

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, incentive compensation granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. We intend to supplement and amend the Schedule TO to the extent required to reflect information we subsequently file with the SEC.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Investor Information section of the Company’s website located at www.applehospitalityreit.com to access the Schedule TO and related documents.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference:

• Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed on March 6, 2015;

• Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as filed on May 7, 2015;

• Definitive Proxy Statement on Schedule 14A, as filed on April 6, 2015 (the “Proxy Statement”); and

• Our Current Reports on Form 8-K, as filed on February 25, 2015, February 27, 2015, March 3, 2015, April 23, 2015 and May 18, 2015.

Any statement contained in any document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You may request a copy of these filings, at no cost, by writing or telephoning the Depositary, Broadridge or the Dealer Manager at the applicable address, telephone number or e-mail address set forth below:

American Stock Transfer & Trust Company, LLC
 6201 15th Avenue
Attn: Reorganization Department
Brooklyn, New York 11219
Direct: (718) 921-8317
Toll-Free: (877) 248-6417

Retail Shareholders please contact:
Broadridge Corporate Issuers Solutions, Inc.
51 Mercedes Way
Edgewood, New York 11717
Email: BBTRProxyOps@Broadridge.com

Banks and Brokerage Firms please call:
Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
Toll-Free: (888) 803-9655

Shareholders whose Shares are held by DLA may contact DLA by writing or telephoning DLA at the address and telephone number set forth below:

David Lerner Associates, Inc.
 477 Jericho Turnpike
Attn: Clearance Department
P.O. Box 9006
Syosset, New York 11791-9006
Toll-Free: 800-367-3000

16.       Certain Legal Matters; Regulatory Approvals

We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We contemplate that we will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 6—Conditions of the Offer.

17.       Certain Federal Income Tax Consequences

The following discussion is a general summary of the federal income tax consequences related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences. You should consult your tax advisor for a complete description of the federal, state, local and non-U.S. tax consequences to you of tendering Shares pursuant to the Offer.

This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.

This summary of certain federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, (vii) a tax-exempt organization, (viii) a person that is not a U.S. shareholder, as defined below, (ix) subject to the alternative minimum tax provisions of the Code, (x) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (xi) holding Shares through a partnership or other pass-through entity, or (xii) a U.S. person whose “functional currency” is not the U.S. dollar.

This summary is for general information purposes only and is not tax advice.

The balance of this summary applies only to U.S. shareholders that are not tax-exempt organizations. For these purposes, a “U.S. shareholder” is a beneficial owner of Shares that for federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation or partnership (including an entity treated as a corporation or partnership for federal tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to federal income taxation regardless of its source; or

•
a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

If a partnership, including any entity that is treated as a partnership for federal tax purposes, holds Shares, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership pursuant to the Offer.

SHAREHOLDERS WHO ARE NOT U.S. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES OF THE OFFER.

Generally. A sale of Shares pursuant to the Offer will generally constitute a “redemption” under the Code and will be a taxable transaction for federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. shareholder under Section 302 of the Code, the U.S. shareholder will recognize gain or loss equal to the difference between (i) the cash received pursuant to the Offer and (ii) the U.S. shareholder’s adjusted tax basis in the Shares surrendered pursuant to the Offer. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. shareholder will not be treated as having sold Shares but will be treated as having received a distribution from us in an amount up to the amount of the cash received pursuant to the Offer. If a U.S. shareholder is treated as receiving a distribution from us, the cash received will generally be taken into account as an ordinary income dividend to the extent of our current or accumulated earnings and profits, unless we designate the dividend as a capital gain dividend.

As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. shareholder’s Shares (including any Shares constructively owned by the U.S. shareholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for federal income tax purposes, is integrated with the Offer.

Sale Treatment. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for federal income tax purposes if such redemption (i) results in a “complete redemption” of all of the U.S. shareholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. shareholder, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. shareholder. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. shareholder must take into account not only Shares that the U.S. shareholder actually owns, but also any Shares that the U.S. shareholder is treated as owning pursuant to the constructive ownership rules of Section 318 of the Code. Under those rules, a U.S. shareholder generally is treated as owning (i) Shares owned by the U.S. shareholder’s spouse, children, grandchildren and parents; (ii) Shares owned by certain trusts of which the U.S. shareholder is a beneficiary, in proportion to the U.S. shareholder’s interest in the trust; (iii) Shares owned by any estate of which the U.S. shareholder is a beneficiary, in proportion to the U.S. shareholder’s interest in the estate; (iv) Shares owned by any partnership or S corporation in which the U.S. shareholder is a partner or shareholder, in proportion to the U.S. shareholder’s interest in the partnership or S corporation; (v) Shares owned by any non-S corporation of which the shareholder owns at least 50% in value of the stock of the non-S corporation; and (vi) Shares that the U.S. shareholder has an option or similar right to acquire. A U.S. shareholder that is a partnership or S corporation, estate, trust or non-S corporation is treated as owning stock owned (as the case may be) by partners or S corporation shareholders, by estate beneficiaries, by certain trust beneficiaries, and by 50% shareholders of a non-S corporation. Shares constructively owned by a person generally are treated as being owned by that person for the purpose of attributing ownership to another person.

A redemption of Shares by a U.S. shareholder pursuant to the Offer will result in a “complete redemption” of all the U.S. shareholder’s Shares in us if either (i) we purchase all of the Shares actually and constructively owned by the U.S. shareholder, or (ii) the U.S. shareholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. shareholder is eligible for a waiver from, and does waive (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by family members. Any U.S. shareholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.

A redemption of Shares by a U.S. shareholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. shareholder if (i) the percentage of Shares actually and constructively owned by the U.S. shareholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than (ii) 80% of the percentage of Shares actually and constructively owned by the U.S. shareholder compared to all Shares outstanding immediately before such redemptions. Immediately after the Shares were listed on the NYSE, we had approximately 186.12 million outstanding Shares. If the Purchase Price was $20.00 per Share and we purchased $200,000,000 of Shares pursuant to the Offer, we would redeem approximately 5.4% of the outstanding Shares pursuant to the Offer. If exactly 5.4% of the outstanding Shares are redeemed, the number of Shares outstanding after consummation of the Offer will be 94.6% of the number of Shares outstanding immediately prior to the consummation of the Offer. Consequently, in that case a U.S. shareholder must dispose of more than 24.32% (i.e., 100% minus 80% of 94.6%) of the number of Shares the U.S. shareholder actually and constructively owns in order to possibly qualify for a substantially disproportionate redemption. If we increase the number of Shares redeemed pursuant to the Offer, the number of Shares redeemed could exceed 5.4% of the number of Shares outstanding immediately prior to the consummation of the Offer, which would require a U.S. shareholder to dispose of an even a greater percentage of Shares than indicated above in order to possibly qualify for a substantially disproportionate redemption. Conversely, if the Purchase Price is more than $20.00 per Share, the number of Shares redeemed could be less than 5.4% of the number of Shares outstanding, which would require a U.S. shareholder to dispose of a lower percentage of Shares to possibly qualify for a substantially disproportionately redemption.

A redemption of Shares by a U.S. shareholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. shareholder experiences a “meaningful reduction” in his or her proportionate interest in us, including voting rights, participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. The IRS has indicated in Revenue Ruling 76-385 that a very small reduction in the proportionate interest of a small minority shareholder who does not exercise any control over corporate affairs generally constitutes a “meaningful reduction” in the shareholder’s interest in the company where the company’s stock is widely held and publicly traded. The fact that the redemption fails to qualify as a sale pursuant to the other two tests is not taken into account in determining whether the redemption is “not essentially equivalent to a dividend.” If exactly 5.4% of the outstanding Shares immediately prior to the consummation of the Offer are redeemed pursuant to the Offer, the number of Shares outstanding will be reduced by 5.4%. Consequently, in that case a U.S. shareholder must dispose of more than 5.4% of the number of Shares the U.S. shareholder actually and constructively owns in order possibly to have any reduction in the shareholder’s proportionate stock interest in us. If we increase the number of Shares redeemed pursuant to the Offer, the number of Shares redeemed could exceed 5.4% of the number of Shares outstanding immediately prior to the consummation of the Offer, which would require a U.S. shareholder to dispose of an even a greater percentage of Shares than indicated above in order to have any reduction in the U.S. shareholder’s proportionate interest. Conversely, if the Purchase Price is more than $20.00, the number of Shares redeemed could be less than 5.4% of the number of Shares outstanding, which would require a U.S. shareholder to dispose of a lower percentage of Shares to have a reduction in the U.S. shareholder’s proportionate interest.

U.S. shareholders should be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. shareholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. shareholders are urged to consult their tax advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. Shareholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a U.S. shareholder (other than an Odd Lot Holder who tenders all of his or her Shares at or below the Purchase Price) can be given no assurance, even if the U.S. shareholder tenders all of his or her Shares at $20.00 per Share, that we will purchase all of the U.S. shareholder’s tendered Shares and this may result in the U.S. shareholder not satisfying any of the foregoing tests.

If any of the foregoing three tests is satisfied, the U.S. shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Offer and the U.S. shareholder’s adjusted tax basis in the Shares sold. Generally, a U.S. shareholder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. shareholder, reduced by any distributions on the Shares that are treated as return of capital.  Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the Shares for payment, the U.S. shareholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 23.8% (including the 3.8% Medicare tax on net investment income). Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum federal income tax rate of 43.4% (including the 3.8% Medicare tax on net investment income). Capital gains of corporations generally are taxed at the federal income tax rates applicable to corporate ordinary income.

Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the U.S. shareholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. shareholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent our current or accumulated earnings and profits are allocated to the distribution, unless we designate the dividend as a capital gains dividend, and thereafter as a reduction in the U.S. shareholder’s adjusted tax basis in the Shares retained. Any amounts in excess of the U.S. shareholder’s adjusted tax basis will constitute capital gain. If we designate the distribution as a capital gain distribution, it will be treated in its entirety as gain from the sale or exchange of a capital asset held for more than one year. Dividends paid to corporate U.S. shareholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to taxpayers taxed as individuals, trusts and estates are taxed at the higher federal income tax rate applicable to ordinary income, which is a maximum rate of 43.4% (including the 3.8% Medicare tax on net investment income).

Constructive Distributions. Provided that no tendering U.S. shareholder is treated as receiving a dividend as a result of the Offer, shareholders whose percentage ownership of us increases as a result of the Offer will not be treated as realizing taxable constructive distributions by virtue of that increase. In the event that any tendering U.S. shareholder is deemed to receive a dividend, it is possible that shareholders whose percentage ownership of us increases as a result of the Offer, including shareholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of us as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations.

Information Reporting. Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. shareholder pursuant to the Offer. We will rely on information previously provided by you in order to determine whether backup withholding is required. If we have not received this information from you, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, a U.S. shareholder will be subject to backup withholding on these payments. If you have not previously provided this information or wish to change previously provided information, you must submit to the Depositary a completed Form W-9, which can be obtained from the Depositary or from the IRS website (www.irs.gov). Certain shareholders (including, among others, all corporations and certain non-U.S. individuals who provide an IRS Form W-8BEN or W-8BEN-E) are not subject to these backup withholding and reporting requirements. The amount of any backup withholding from a payment to a U.S. shareholder will be allowed as a credit against the U.S. shareholder’s federal income tax liability and may entitle the U.S. shareholder to a refund.

Federal income tax information reporting rules require “cost basis” for Shares involved in certain transactions to be reported to U.S. shareholders and the IRS. More specifically, upon the transfer or redemption of any Shares subject to those reporting requirements, a broker must report both the cost basis of the Shares and the gain or loss recognized on the transfer or redemption of those Shares to the holder and to the IRS on Form 1099-B. In connection with the purchase of Shares pursuant to this Offer, U.S. shareholders may identify by lot the Shares that are purchased, but U.S. shareholders who do not identify specific lots in a timely manner will be transferred on a “first in/first out” basis. U.S. shareholders should consult their tax advisors regarding the consequences of the “cost basis” information reporting rules.

18.       Recommendation

Our board of directors has approved the Offer. None of the Company, our board of directors, AST, Broadridge, nor Merrill Lynch, however, makes any recommendation to any shareholder as to whether to tender or refrain from tendering their Shares or as to the price or the prices at which you may choose to tender your Shares. Each shareholder must make his, her or its own decision whether to tender Shares, and if so, how many Shares to tender and the price or prices at which to tender.

Because each shareholder’s investment decision is a personal one, based on such holder’s own financial circumstances, no person has been authorized to make any recommendation on our behalf as to whether shareholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in the Letter of Transmittal or the Important Instructions and Information. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.

19.       Miscellaneous

The Offer is not being made to, and tenders will not be accepted from, shareholders in any state in which the Offer or its acceptance would not comply with the securities laws of the applicable state. We are not aware of any state in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable state. However, we reserve the right to exclude shareholders from the Offer in any state in which it is asserted that the Offer cannot lawfully be made. We believe this exclusion is permissible under applicable laws and regulations, provided we make a good faith effort to comply with any law deemed applicable to the Offer.

We have retained AST to act as the Depositary and the Paying Agent in connection with the Offer. In its role as Depositary, AST will receive tendered Shares, Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including shareholders, that contact it. As Paying Agent, AST will be responsible for matching payment for all Shares purchased by us in the Offer. AST will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have retained Broadridge in connection with the Offer. Broadridge may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Broadridge will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We have retained Merrill Lynch to act as Dealer Manager in connection with the Offer. In its role as Dealer Manager, Merrill Lynch may contact brokers, dealers and other nominee shareholders and may provide information regarding the Offer to those that it contacts or persons, including any institutional shareholders, that contact Merrill Lynch. The Dealer Manager will receive, for its services, a customary fee. We also have agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager has in the past provided, and in the future may provide, capital markets advice to the Company, for which services it has received, and would expect to receive, customary compensation from us. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may enter into, exit or hold positions, both long and short, for its own accounts and for those of its customers, in our securities.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to AST, Broadridge and Merrill Lynch as described above) for soliciting tenders of Shares pursuant to the Offer. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or custodian or in a fiduciary capacity. No Custodian has been authorized to act as our agent, or the agent of AST, for purposes of the Offer.

Shareholders holding their Shares of record will not be required to pay any fees or commissions in connection with the tender directly to AST. Beneficial owners who do not own their Shares as record holders are urged to consult the Custodian who is the record holder of their Shares to determine whether transaction costs may apply if shareholders tender Shares through such Custodian and not directly to the Depositary.

Shareholders holding their Shares through DLA must not deliver a Letter of Transmittal directly to the Depositary. DLA must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. Such shareholders may instruct DLA to tender their Shares using the DLA Instructing Sheet included with the Offer to Purchase. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority to so act must be submitted.

Shareholders holding their Shares through another Custodian must not deliver a Letter of Transmittal directly to the Depositary. The Custodian holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority to so act must be submitted.

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder of the Company or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary and Paying Agent for the Offer is:
American Stock Transfer & Trust Company, LLC
By hand, courier or other expedited service:
6201 15th Avenue
Attn: Reorganization Department
Brooklyn, New York 11219
Direct: (718) 921-8317
Toll-Free: (877) 248-6417

By mail:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
P.O. Box 2042
New York, New York 10272-2042

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

If you have any questions regarding the Offer, please contact the Dealer Manager at the address or telephone number set forth below (institutional shareholders) or the Depositary at the address or telephone number set forth above (retail shareholders). If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other Offer documents, please contact Broadridge or the Dealer Manager at the addresses and telephone numbers set forth below. Broadridge and the Dealer Manager will promptly furnish to shareholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:
BofA Merrill Lynch
Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
Toll-Free: (888) 803-9655

Banks and Brokerage Firms please call:
BofA Merrill Lynch
Merrill Lynch, Pierce, Fenner & Smith Incorporated
One Bryant Park
New York, New York 10036
Toll-Free: (888) 803-9655

Retail Shareholders please contact:
Broadridge Corporate Issuers Solutions, Inc.
51 Mercedes Way
Edgewood, New York 11717
Toll-Free: BBTRProxyOps@Broadridge.com

Shareholders holding Shares through DLA may call:
David Lerner Associates, Inc.
477 Jericho Turnpike
Attn: Clearance Department
P.O. Box 9006
Syosset, New York 11791-9006
Toll-Free: 800-367-3000